Exhibit 5.1

Perkins Coie LLP 1900 Sixteenth Street Suite 1400 Denver, CO 80202-5255	T. +1.303.291.2300 F. +1.303.291.2400 perkinscoie.com

October 8, 2025

Energous Corporation

3590 North First Street, Suite 330

San Jose, California 95134

Re: Registration Statement on Form S-3 filed by Energous Corporation

Ladies and Gentlemen:

We have acted as counsel to Energous Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the resale from time to time by the selling stockholders of the Company named in the Registration Statement (collectively, the “Selling Stockholders”) of up to 51,107 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), issuable upon the exercise of certain outstanding warrants to purchase shares of Common Stock held by the Selling Stockholders (the “Warrants,” and such shares of Common Stock underlying the Warrants, the “Warrant Shares”) to be acquired by the Selling Stockholders upon exercise of the Warrants.

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP